EXHIBIT 10.4

FIRST AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the “Amendment”) is entered into on March 31, 2014, by and between MASTEC, INC., a Florida corporation (the “Company”), and ROBERT APPLE (“Employee”).

WHEREAS, the Company and the Employee previously entered into an Employment Agreement, effective as of January 1, 2010 (the “Employment Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Employment Agreement as of the date hereof in certain respects.

NOW THEREFORE, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

1. Section 4(f) of the Employment Agreement is hereby amended and restated, in its entirety, to read as follows:

“f. Equity. As of the Effective Date, Employee shall receive 37,500 shares of the Company’s common stock (the “Restricted Stock”), which shall vest 100% on the third anniversary of the Effective Date (the “Vesting Date”). So long as the Employee is not terminated for Cause (as defined in Section 11(c) hereof) and has not breached any of his obligations set forth in Sections 6, 7 and 8 hereof, the Restricted Stock and any other restricted stock issuances or stock options grants Employee may have during the Term shall continue to vest until they are fully vested and all existing and future stock option grants will remain exercisable by Employee for the full term of the grant. The Restricted Stock will be subject to the terms and conditions of the Company’s incentive plans, as in effect and as may be amended from time to time in the Company’s sole discretion.”

2. Section 12(g) of the Employment Agreement is hereby amended and restated, in its entirety, to read as follows:

“g. Tax Gross-Ups. Notwithstanding any provision of this Agreement to the contrary, payment of any tax reimbursements under this Agreement must be made by no later than the end of the taxable year of the Employee following the taxable year of the Employee in which the Employee remits the related taxes and the payment of any tax reimbursements under this Agreement shall be based on Employee’s actual marginal tax rate of the Federal, state, local, or foreign taxes imposed upon Employee as a result of compensation paid or made available to Employee, including the additional taxes imposed upon Employee due to the Company’s payment of the initial taxes on such compensation.”

3. Except as amended herein, all other provisions of the Employment Agreement remain unchanged and in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

EXECUTED as of the date set forth in the first paragraph of this Amendment.

EMPLOYEE

/s/ Robert Apple
Robert Apple

MASTEC, INC.

By:	/s/ Jose Mas
Jose Mas, Chief Executive Officer

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